EX-99.23d(58)

                                    AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                       AND
                      MELLON CAPITAL MANAGEMENT CORPORATION

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and MELLON CAPITAL MANAGEMENT CORPORATION, a Delaware corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of November 8, 2001 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to the investment portfolios of the JNL Series Trust; and

     WHEREAS,  pursuant  to  the  Agreement,  the  Adviser  agreed  to  pay  the
Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses; and

     WHEREAS, in order to reflect a change in sub-adviser, Schedule A and Schedule B must be amended.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     1. Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated _____________, 2003, attached hereto.

     2. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated _____________, 2003, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this _____ day of _____________, 2003.

JACKSON NATIONAL ASSET              MELLON CAPITAL MANAGEMENT
MANAGEMENT, LLC                     CORPORATION

By:                                 By:
     -------------------------          ---------------------------------

Name:    Andrew B. Hopping          Name:
       --------------------               -------------------------------

Title:    President                 Title:
        ----------------------             ------------------------------

                                   SCHEDULE A
                           DATED _______________, 2003

                                     (Funds)

                  JNL/Mellon Capital Management Bond Index Fund
             JNL/Mellon Capital Management International Index Fund

                                   SCHEDULE B
                         DATED __________________, 2003

                                 (Compensation)


                  JNL/Mellon Capital Management Bond Index Fund

              Average Daily Net Assets                  Annual Rate

                   $0 to 50 Million:                       .12%
                   $50 to 100 Million                      .06%
                   Amounts over $100 Million:              .02%

             JNL/Mellon Capital Management International Index Fund

             Average Daily Net Assets                  Annual Rate

                  $0 to 50 Million:                       .15%
                  $50 to 100 Million                      .10%
                  Amounts over $100 Million:              .04%